Exhibit 99.4

Farmington Bank

Dear Depositor:

We are pleased to announce that Farmington Bank is converting from the mutual to the stock form of ownership.  Farmington Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Connecticut Bancorp, Inc.  In connection with the conversion, First Connecticut Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

Because we believe you may be interested in learning more about an the merits of an investment in the common stock of First Connecticut Bancorp, Inc., we are sending you the following materials which describe the offering:

PROSPECTUS: This document provides detailed information about Farmington Bank’s operations and the proposed offering of First Connecticut Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your completed stock order and certification form must be received (not postmarked) by 12:00 Noon, Eastern Time, on ________________, 2011.

As a depositor of Farmington Bank on December 31, 2009 or March 31, 2011, in accordance with the priorities set forth in the prospectus, you will have the opportunity to buy common stock directly from First Connecticut Bancorp, Inc. in the offering without paying a commission or fee.  If you have any questions regarding the conversion and stock offering, please call our Stock Information Center, toll free, at (877) 860-2086, Monday through Friday, 10:00 a.m. to 5:00 p.m., Eastern Time.

We are pleased to offer you this opportunity to become a shareholder of First Connecticut Bancorp, Inc.

Sincerely,

John J. Patrick, Jr.
Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

F

Read This First

Guidance for Account Holders

Farmington Bank is in the process of selling stock to the public in a mutual-to-stock conversion. As a depositor of Farmington Bank, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade depositors to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the First Connecticut Bancorp Stock Information Center at (877) 860-2086. First Connecticut Bancorp, Inc. is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion.  If you have questions, please contact the Stock Information Center at (877) 860-2086.

Reg

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, include the following:

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Know the Rules – By law, account holders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, account holders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

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“Neither a Borrower nor a Lender Be” – If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

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Watch Out for Opportunists – The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor, or some similarly impressive tale, who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

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Get the Facts from the Source – If you have any questions about the offering, ask the Bank for more information. If you have any doubts about a transaction proposed to you by someone else, ask the Bank whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Reg

 To Depositors and Friends Of Farmington Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Farmington Bank in converting from the mutual to the stock form of ownership. Upon completion of the conversion, Farmington Bank will be a wholly-owned subsidiary of the newly formed stock holding company, First Connecticut Bancorp, Inc.  In connection with the conversion, First Connecticut Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

At the request of First Connecticut Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of First Connecticut Bancorp, Inc. common stock being offered to depositors of Farmington Bank and various other persons until 12:00 noon, Eastern Time, on _______________, 2011.  Please read the enclosed prospectus carefully for a complete description of the stock offering.  First Connecticut Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the conversion and stock offering, please call our Stock Information Center, toll free, at (877) 860-2086, Monday through Friday, 10:00 a.m. to 5:00 p.m., Eastern Time.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

BD

Farmington Bank

Dear Prospective Investor:

We are pleased to announce that Farmington Bank is converting from the mutual to the stock form of ownership.  Farmington Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as First Connecticut Bancorp, Inc.  In connection with the conversion, First Connecticut Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.  Please refer to the enclosed prospectus for further details.

We have enclosed the following materials that will help you learn more about the merits of an investment in the common stock of First Connecticut Bancorp, Inc.  Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Farmington Bank’s operations and a complete discussion of the proposed conversion and stock offering.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope.  Your completed stock order and certification form must be received (not postmarked) by 12:00 Noon, Eastern Time, on ________________, 2011.

We invite you and other community members to become shareholders of First Connecticut Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from First Connecticut Bancorp, Inc. without paying a commission or a fee.

If you have any questions regarding the conversion and stock offering, please call our Stock Information Center, toll free, at (877) 860-2086, Monday through Friday, 10:00 a.m. to 5:00 p.m., Eastern Time.

Sincerely,

John J. Patrick, Jr.
Chairman, President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

C

First Connecticut Bancorp, Inc.
Proposed Holding Company for Farmington Bank

Questions
and
Answers

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT CONVERSION

The Board of Directors of Farmington Bank has adopted a Plan of Conversion (the “Plan”) to convert from the mutual to the stock form of ownership.

This pamphlet answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of First Connecticut Bancorp, Inc., a newly-formed corporation that will become the holding company for Farmington Bank following the conversion.

Investment in the common stock of First Connecticut Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHY IS FARMINGTON BANK CONVERTING TO STOCK FORM?

The reasons for the conversion and our decision to conduct the offering are to provide us with additional capital to support our organic strategic growth plans; maintain a strong capital position exceeding regulatory guidelines; achieve enhanced profitability by growing our assets; expand products and services to meet the needs of our customers; allow us to continue to retain and attract talented and experienced employees through stock based compensation; and increase our philanthropic endeavors to the communities we serve through the formation and funding of a new charitable foundation.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Farmington Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

ARE FARMINGTON BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights contained in the Plan, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Farmington Bank. The conversion will allow depositors of Farmington Bank an opportunity to buy common stock and become shareholders of First Connecticut Bancorp, Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of First Connecticut Bancorp, Inc. common stock in the subscription offering have been granted in the following descending order of priority.

Priority 1 – Depositors with an aggregate balance of at least $50 with Farmington Bank at the close of business on December 31, 2009;

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Priority 2 – Our tax-qualified employee stock benefit plans, including our employee stock ownership plan;

Priority 3 – Depositors with an aggregate balance of at least $50 with Farmington Bank at the close of business on March 31, 2011.

Shares not purchased in the Subscription Offering may be offered for sale to the general public in a community offering, with preferences given to the following classes of persons:  (i) natural persons residing in Hartford County, Connecticut, and (ii) natural persons residing elsewhere in Connecticut.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

First Connecticut Bancorp, Inc. is offering up to 14,950,000  shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum order for an individual is 30,000 shares. In addition, no person, together with associates of, and persons acting in concert with such person, may purchase more than 60,000 shares, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, First Connecticut Bancorp, Inc.’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are included with the form. Your order must be received (not postmarked) by 12:00 Noon, Eastern Time, on ______________, 2011.  Delivery of an original Stock Order and Certification Form (we are not required to accept copies or facsimilies) and full payment may be made by mail, using the Stock Order Reply Envelope provided, by overnight courier to the indicated address on the Stock Order and Certification Form, or by hand-delivery to any of our full service banking locations.  Please do not mail Stock Order and Certification Forms to Farmington Bank.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to First Connecticut Bancorp, Inc. Interest will be paid by First Connecticut Bancorp, Inc. on these funds at Farmington Bank’s passbook rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your savings account or certificate of deposit at Farmington Bank for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for early withdrawal from a certificate of deposit for the purpose of purchasing First Connecticut Bancorp, Inc. common stock.

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CAN I PURCHASE STOCK USING FUNDS IN MY FARMINGTON BANK IRA ACCOUNT?

Unfortunately, stock can not be held in IRAs at Farmington Bank. To use funds in your Farmington Bank IRA to purchase First Connecticut Bancorp, Inc. stock, you must establish a self-directed IRA at an unaffiliated brokerage firm or trust department to which you can transfer a portion or all of your IRA at Farmington Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.  Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following completion of the offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. In the future, our board of directors intends to consider a policy of paying cash dividends on the common stock. However, no decision has been made with respect to the payment of dividends. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

HOW WILL THE COMMON STOCK BE TRADED?

First Connecticut Bancorp, Inc.’s stock is expected to trade on the Nasdaq Global Select Market under the ticker symbol “FBNK.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF FARMINGTON BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Farmington Bank plan to purchase, in the aggregate, $2,475,000 worth of stock or approximately 1.9% of the common stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

For additional information please call our stock information center Monday through Friday, 10:00 a.m. to 5:00 p.m., Eastern time.

STOCK INFORMATION CENTER

(877) 860-2086

Farmington Bank
One Farm Glen Boulevard
Farmington, CT

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